Exhibit 99.2

[Name of Stockholder]

[Address]

[Address]

[Address]

ELECTION FORM AND LETTER OF TRANSMITTAL

TIME SENSITIVE INFORMATION. YOUR IMMEDIATE ATTENTION IS NECESSARY. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

To accompany certificates, if any, of common stock, par value $1.00 par value, of Stewart Information Services Corporation

This Election Form and Letter of Transmittal (together, the “Election Form”) is being delivered in connection with the Agreement and Plan of Merger, dated as of March 18, 2018 (the “Merger Agreement”), as it may be amended from time to time, by and among Fidelity National Financial, Inc. (“FNF”), Stewart Information Services Corporation (“Stewart”), A Holdco Corp., a direct wholly-owned subsidiary of FNF (“Merger Sub I”), and S Holdco LLC, a direct wholly-owned subsidiary of FNF (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), pursuant to which (i) Merger Sub I will merge with and into Stewart (“Merger I”), with Stewart surviving Merger I as a direct wholly-owned subsidiary of FNF and (ii) immediately thereafter, Stewart will merge with and into Merger Sub II (“Merger II” and, together with Merger I, the “Mergers”), with Merger Sub II surviving Merger II as a direct wholly-owned subsidiary of FNF. This Election Form permits you to make an election as to the type of consideration (cash and/or shares of common stock of FNF, par value $0.0001 per share (collectively, the “FNF common stock”) that you wish to receive in connection with the Mergers. This Election Form may be used to make an election with respect to the shares of Stewart common stock, par value $1.00 per share (collectively, the “Stewart common stock”), that you hold, as listed below. To be effective, this Election Form must be received by Continental Stock Transfer & Trust Company (the “Exchange Agent”), by no later than 5:00 p.m., Eastern time, on the business day that is two trading days prior to the date of the closing of the Mergers, or such other date and time as FNF will publicly announce with the consent of Stewart (the “Election Deadline”). The Election Deadline is based on the anticipated closing of the Mergers, which remains as of the mailing of this Election Form subject to various conditions, including, among other things, the receipt of certain required antitrust and insurance regulatory filings/approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the Mergers or as to whether the required antitrust and insurance regulatory filings/approvals will be received. With respect to certificated shares, this Election Form must be received by the Exchange Agent together with the certificate(s) representing all shares of Stewart common stock to which this Election Form relates by the Election Deadline. Any shares held beneficially, including through The Depository Trust Company, must be submitted by your broker, bank or other nominee. The Election Deadline and any extensions of the Election Deadline will be publicly announced by FNF in a press release, on FNF and Stewart’s websites and in filings by FNF and Stewart with the SEC at least five business days prior to the anticipated date of the closing of the Mergers.

Your Stewart Stock Certificates:

Please locate and surrender the listed certificates.

Certificate Numbers	Shares	Certificate Numbers	Shares

Complete the box(es) on the next page to make an election. The undersigned understands and acknowledges that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, each election may be subject to the proration and adjustment provisions set forth in the Merger Agreement. Therefore, there is no assurance that you will receive consideration solely in the form of your election choice. The allocation of the merger consideration will be made in accordance with the proration and adjustment procedures set forth in the Merger Agreement. Refer to the FNF Registration Statement on Form S-4 (Securities Act File No. 333-225287) (the “Registration Statement”) and the proxy statement/prospectus included in the Registration Statement for more information about these proration and adjustment procedures.

If you fail to make a valid election for any reason, you will be deemed to have made a non-election, which will be deemed a mixed election (50% cash and 50% FNF common stock, as described below) with respect to your shares of Stewart common stock.

ELECTION OPTIONS

I hereby elect to receive the following as consideration for my Stewart common stock, subject to the proration and adjustment provisions, as set forth in the Merger Agreement (Mark only ONE box) per election. If selecting a partial election across multiple elections more than one box may be checked:

MIXED ELECTION (50% cash and 50% FNF common stock for EACH share of Stewart common stock (the “Mixed Election Consideration”))

☐            Mark this box to elect to make a mixed election with respect to ALL of your shares of Stewart common stock.

☐            Mark this box to elect to make a mixed election with respect to the following number of your shares of Stewart common stock. Please fill in the number of shares for which you would like to make a mixed election.

ALL STOCK ELECTION (shares of FNF common stock (plus cash in lieu of any fractional shares) for EACH share of Stewart common stock (the “Stock Election Consideration”))

☐            Mark this box to elect to make a stock election with respect to ALL of your shares of Stewart common stock.

☐            Mark this box to elect to make a stock election with respect to the following number of your shares of Stewart common stock. Please fill in the number of shares for which you would like to make a stock election.

ALL CASH ELECTION (cash for EACH share of Stewart common stock (the “Cash Election Consideration”))

☐            Mark this box to elect to make a cash election with respect to ALL of your shares of Stewart common stock.

☐            Mark this box to elect to make a cash election with respect to the following number of your shares of Stewart common stock. Please fill in the number of shares for which you would like to make a cash election.

NO ELECTION (No preference with respect to the receipt of FNF common stock, cash or a combination of stock and cash)

☐            Mark this box to make no election with respect to your shares of Stewart common stock. You will receive the Mixed Election Consideration if you mark this box.

You will be deemed to have made a “NO ELECTION” if:

A.                 You fail to follow the instructions on the Election Form or otherwise fail to properly make an election;

B.                 A properly completed Election Form together with your stock certificate(s), if any, is not actually received by the Exchange Agent on or before the Election Deadline;

C.                 You properly and timely revoke a prior election without making a new election; or

D.                 You check the “No Election” box above.

IMPORTANT: At the closing of the Mergers, each share of Stewart common stock issued and outstanding immediately prior to the closing of the Mergers (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and dissenting shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive, at your election, but subject to the proration and adjustment procedures described below and in further detail in the Registration Statement, the proxy statement/prospectus included in the Registration Statement and the Merger Agreement, either:  (i) $50.00 in cash (the Cash Election Consideration); (ii) 1.2850 shares of FNF common stock (the Stock Election Consideration); or (iii) $25.00 in cash and 0.6425 shares of FNF common stock (the Mixed Election Consideration).  Under the proration procedures, the merger consideration is subject to adjustment to the extent the Cash Election Consideration or the Stock Election Consideration is oversubscribed.  The proration procedures are designed to ensure that the total amount of cash paid, and the total number of shares of FNF common stock issued, in the Mergers to the holders of shares of Stewart common stock, in the aggregate, will equal the total amount of cash and number of shares of FNF common stock that would have been paid and issued if all shares of Stewart common stock were converted into the Mixed Election Consideration.  Under the adjustment procedures, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the merger consideration will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case of shares of Stewart common stock with respect to which the Cash Election Consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case of shares of Stewart common stock with respect to which the Stock Election Consideration has been elected, a reduction in the number of shares of FNF common stock paid in respect of each share, and (iii) in the case of shares of Stewart common stock with respect to which the Mixed Election Consideration has been elected, a reduction in both the amount of cash and the number of shares of FNF common stock paid in respect of each share, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the number of shares of FNF common stock.

As a result of the proration and adjustment procedures and other limitations described in the Registration Statement, the proxy statement/prospectus included in the Registration Statement and in the Merger Agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive.  The tax consequences of the Mergers to a particular stockholder will depend on whether such stockholder elects to receive common stock, cash or a mix of common stock and cash, on whether such stockholder’s election is effective or must be changed under the proration provisions of the Merger Agreement, and on many variables which are not within Stewart’s and FNF’s control. Tax matters are very complicated, and the tax consequences of the Mergers to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

The undersigned represents and warrants that the undersigned has full power and authority to submit, sell, assign and transfer the above described shares of Stewart common stock and that when accepted for exchange by FNF, FNF will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange shares of Stewart common stock, including any certificates representing such shares together with accompanying evidence of transfer and authenticity, for shares of FNF common stock or cash, as set forth under “Election Procedure” in the Merger Agreement. Delivery of any enclosed certificate(s) shall be effected, and the risk of loss and title to such certificate(s) shall pass, only upon proper delivery thereof to the Exchange Agent. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

To the extent you hold shares of Stewart common stock in Stewart’s 401(k) Salary Deferral Plan, you will receive a separate Election Form with respect to those shares.

SIGNATURE(S) REQUIRED. Signature of Registered Holder(s) or Agent
Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instructions B.1 and B.2.

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number	E-mail Address

MEDALLION SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instructions B.6 and B.7.
Required only if Special Payment and Delivery Form is completed or this form is completed by someone other than the registered stockholder.

Authorized Signature	Name of Firm

Address of Firm — Please Print

SPECIAL PAYMENT AND DELIVERY FORM

The consideration for your shares of Stewart common stock will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

Special Payment and Issuance Instructions (See Instructions B.1, B.2, and B.6)	Special Delivery Instructions (See Instruction B.2, B.4 and B.6)

To be completed ONLY if the consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.

To be completed ONLY if the consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):	Name(s):
(Please Print)	(Please Print)

Address:	Address:

Telephone Number:	Telephone Number:

Also: Sign and provide your tax ID number on the Substitute Form W-9 provided herein or complete the appropriate Internal Revenue Service Form W-8, as applicable.

INSTRUCTIONS

A.                                    Special Conditions

1.                                      Time in which to Make an Election. To be effective, a properly completed Election Form must be received by the Exchange Agent, no later than 5:00 p.m., Eastern time, on the business day that is two trading days prior to the date of the closing of the Mergers, or such other date and time as FNF will publicly announce with the consent of Stewart (the “Election Deadline”). The Election Deadline is based on the closing of the Mergers, which, as of the date of the mailing of this Election Form, remains subject to various conditions, including, among other things, the receipt of certain required antitrust and insurance regulatory filings/approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the Mergers or as to whether the required antitrust and insurance regulatory filings/approvals will be received. The Election Deadline and any extensions of the Election Deadline will be publicly announced by FNF in a press release, on FNF and Stewart’s websites and in filings by FNF and Stewart with the SEC at least five business days prior to the anticipated date of the closing of the Mergers.  Holders of shares of Stewart common stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their shares of Stewart common stock to which the Election Form relates. Holders of shares of Stewart common stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return a completed Election Form. Holders of shares of Stewart common stock who do not properly and timely make an election as provided in the preceding sentences or who properly and timely revoke a prior election without making a new election will be considered a Non-Electing Stockholder and will have their shares of Stewart common stock converted into the right to receive the Mixed Election Consideration. (See Instruction A.7 below.) You understand and acknowledge that you will not receive the merger consideration unless and until the Mergers are complete and the Exchange Agent has received from you all necessary documentation.

2.                                      Certificates and Shares held by the Exchange Agent. The Election Form will indicate the number of shares of Stewart common stock you hold either in certificated form or in electronic, book-entry form.

3.                                      Election Options. On page 2 of the Election Form, under “Election Options,” indicate whether you would like to receive in exchange for each of your shares of Stewart common stock, (i) a mixture of cash and shares of FNF common stock, (ii) shares of FNF common stock, (iii) only cash, (iv) a combination of elections or (v) “No Election”. The Merger Agreement limits the amount of cash and the amount of FNF common stock that can be issued in the Mergers, and it thus may not be possible for all elections to be honored in full.

4.                                      Change or Revocation of Election. A holder of shares of Stewart common stock who has made an election may at any time prior to the Election Deadline revoke or change such election with respect to all or a portion of the Stewart common stock covered by the election by the holder who submitted the applicable Election Form, but only by written notice of revocation received by the Exchange Agent prior to the Election Deadline or by submitting a new Election Form, properly completed and signed.  If a Stewart stockholder revokes his or her election after already transmitting his or her stock certificates to the Exchange Agent, if requested in writing by that stockholder, the Exchange Agent will return those certificates to that stockholder without charge.

5.                                      Joint Forms of Election. Holders of shares of Stewart common stock who make a joint election will be considered to be a single holder of such shares. An Election Form including such a joint election (“Joint Election Form”) may be submitted only by persons submitting certificates registered in different forms of the same name (e.g., “John Smith” on one certificate and “J. Smith” on another). If the Election Form is submitted as a Joint Election Form, each record holder of shares of Stewart common stock covered thereby must properly sign the Election Form in accordance with Instruction B.1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a Joint Election Form are eligible to do so.

6.                                      Forms of Election for Nominees. Any record holder of shares of Stewart common stock who is a nominee may submit one or more Election Forms, indicating on the form or forms a combination of elections covering up to the aggregate number of shares of Stewart common stock owned by such record holder. However, upon the request of FNF, any such record holder will be required to certify to the satisfaction of FNF that such record holder holds such shares of Stewart common stock as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is so submitted will be treated as a separate stockholder of Stewart for purposes of allocation of FNF common stock and cash payments to be issued upon consummation of the Mergers.

7.                                      Shares as to Which No Election is Made. Holders of shares of Stewart common stock who mark the “No Election” box on the Election Form, or fail to submit a properly completed Election Form together with any certificate(s) representing their shares of Stewart common stock by the Election Deadline, or who revoke their previously submitted Election Form and fail to submit a properly completed Election Form together with any certificate(s) representing their shares of Stewart common stock (each of the foregoing, a “Non-Electing Stockholder”), shall have their shares of Stewart common stock converted into the right to receive the Mixed Election Consideration. In addition, a holder who does not make an election for all of his or her shares will be deemed to be a Non-Electing Stockholder with respect to those shares for which an election is not made, and will be entitled to receive the Mixed Election Consideration. If you fail to make a valid election for any reason, you will be deemed to be a Non-Electing Stockholder and will receive the Mixed Election Consideration with respect to your shares of Stewart common stock.

8.                                      Termination of Merger Agreement. In the event of termination of the Merger Agreement, upon written request of a Stewart stockholder who has already transmitted his or her stock certificates to the Exchange Agent, the Exchange Agent will promptly return certificates representing the shares of Stewart common stock without charge. In such event, shares of Stewart common stock held through nominees are expected to be available for sale or transfer promptly following the termination of the Merger Agreement. Certificates representing shares of Stewart common stock held directly by Stewart stockholders will be returned by registered mail.

9.                                      Method of Delivery. Your election materials may be sent to the Exchange Agent at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent prior to the Election Deadline.

If delivering by U.S. mail, hand or overnight courier:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Do not send your election materials to Stewart, FNF, Innisfree M&A Incorporated in its capacity as Stewart’s Proxy Solicitor or Innisfree M&A Incorporated in its capacity as FNF’s Information Agent because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing stockholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

B.                                    General.

1.                                      Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders of certificates for which a Joint Election Form is submitted) on the Election Form must correspond exactly with the name(s) as written on the face of the certificate(s) or book-entry account unless the shares of Stewart common stock described on this Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the certificate(s) or book-entry account. If the Election Form is signed by a person other than the registered owner of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner(s) in the name(s) that appear on the certificate(s), and the signature(s) appearing on such endorsement(s) or stock power(s) and on the Election Form must be guaranteed by an Eligible Institution (as defined in B.6 below). If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person’s full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form. The certificate(s) may be surrendered by a firm acting as agent for the registered holder(s) if such firm is a member of a registered National Securities Exchange or of the FINRA or is a commercial bank or trust company in the United States.

2.                                      Special Payment and Issuance Instructions. If checks are to be payable or shares of FNF common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in B.6 below), and any certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution (defined in B.6 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

3.                                      Stock Transfer Taxes. It will be a condition to the issuance of any check or shares of FNF common stock in any name(s) other than the name(s) in which the shares of Stewart common stock is (are) registered that the person(s) requesting the issuance of such check or shares of FNF common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4.                                      Special Delivery Instructions. If checks or certificates representing shares of FNF common stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

5.                                      Lost Certificate. If your certificate(s) representing shares of Stewart common stock has (have) been lost, stolen or destroyed, contact the Stewart Transfer Agent, Computershare Trust Company, N.A., prior to submitting the Election Form.

6.                                      Guarantee of Signatures. No signature guarantee is required on this Election Form if (a)(i) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of such shares) of shares surrendered with this Election Form and (ii) such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment and Issuance Instructions” on the SPECIAL PAYMENT AND DELIVERY FORM; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures must be guaranteed by an Eligible Institution.

7.                                      Book-entry Shares. Your shares of Stewart common stock that have been issued through Stewart’s direct registration service program, an electronic, book-entry system that records share ownership in place of traditional share certificates, still require you to complete and deliver the Election Form should you wish to participate in the election.

FREQUENTLY ASKED QUESTIONS

1.                                      Why have I been sent an Election Form?

This Election Form is being delivered in connection with the Merger Agreement by and among FNF, Stewart, Merger Sub I and Merger Sub II, pursuant to which (i) Merger Sub I will merge with and into Stewart, with Stewart surviving Merger I as a direct wholly-owned subsidiary of FNF and (ii) immediately thereafter, Stewart will merge with and into Merger Sub II, with Merger Sub II surviving Merger II as a direct wholly-owned subsidiary of FNF.

You are receiving this Election Form because you own shares of Stewart common stock. This Election Form permits you to make an election as to the type of consideration (cash, FNF common stock, and/or a mixture of both) that you wish to receive in connection with the Mergers. This Election Form may be used to make an election with respect to shares of Stewart common stock that you hold, as listed on the first page of this Election Form.

At your election, you will have the right to receive the Stock Election Consideration, Cash Election Consideration or Mixed Election Consideration for each share of Stewart common stock that you own, with the Stock Election Consideration and Cash Election Consideration subject to proration and adjustment procedures set forth in the Merger Agreement.  FNF has filed a Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”), which includes the proxy statement/prospectus regarding the Mergers, to register the shares of FNF common stock that will be issued to Stewart stockholders in connection with the Mergers. A copy of the proxy statement/prospectus was previously mailed to you and is also available through the website maintained by the SEC at www.sec.gov. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGERS AND RELATED MATTERS. Investors and security holders may obtain free copies of the Registration Statement and the proxy statement/prospectus and other documents filed with the SEC by FNF or Stewart through the website maintained by the SEC at www.sec.gov, FNF’s website at www.fnf.com, or Stewart’s website at www.stewart.com.

As a result of the proration and adjustment procedures and other limitations described below, in the Registration Statement and in the proxy statement/prospectus included in the Registration Statement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive.

2.                                      What is the Election Form?

The Election Form does two things. First, it lets us know your preferred form of payment for your share of Stewart common stock. Second, it allows you to surrender your share certificate(s) (if applicable) in order to receive payment for the shares of Stewart common stock that you own.

3.                                      How do I complete the Election Form? Instructions for completing the Election Form are set forth above.

When completed, please sign and date the Election Form and send it to the Exchange Agent in the enclosed envelope along with your share certificate(s) (if applicable) so that you can make your election as to the type of consideration that you wish to receive in connection with the Mergers, or make no election with respect thereof. Please see Question 15 for important information concerning the transmittal of your Election Form to the Exchange Agent. Please note that if your shares are held jointly, signatures of both owners are required.

Please return your share certificate(s) (if applicable) along with the Election Form in the enclosed envelope.

4.                                      How do I make an election if my shares of Stewart common stock are held in “street name” by my bank, brokerage firm or other nominee?

If you hold your shares of Stewart common stock in “street name” through a bank, brokerage firm or other nominee (a “nominee”) you should instruct such nominee what election to make on your behalf by carefully following the instructions that you will receive from your nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your nominee with any questions.

5.                                      What is the deadline for making an election?

To be effective, a properly completed Election Form must be received by the Exchange Agent no later than 5:00 p.m., Eastern time, on the business day that is two trading days prior to the date of the closing of the Mergers, or such other date and time as FNF will publicly announce with the consent of Stewart (the “Election Deadline”). The Election Deadline is based on the closing of the Mergers, which, as of the date of the mailing of this Election Form, remains subject to various conditions, including, among other things, the receipt of certain required antitrust and insurance regulatory filings/approvals as provided for in the Merger Agreement. There can be no assurance as to the timing of the closing of the Mergers or as to whether the required antitrust and insurance regulatory filings/approvals will be received. The Election Deadline and any extensions of the Election Deadline will be publicly announced by FNF in a press release, on FNF and Stewart’s websites and in filings by FNF and Stewart with the SEC at least five business days prior to the anticipated date of the closing of the Mergers.  Holders of shares of Stewart common stock who hold such shares in certificated form must also include with their completed Election Form the certificate(s) representing all their shares of Stewart common stock to which the Election Form relates. Holders of shares of Stewart common stock who hold such shares in electronic, book-entry form do not need to include any certificate(s) and simply need to return the completed Election Form. Holders of shares of Stewart common stock who do not properly and timely make an election as provided in the preceding sentences or who properly and timely revoke a prior election will be considered a Non-Electing Stockholder. See Instruction A.7 above. You understand and acknowledge that you will not receive the merger consideration unless and until the Mergers are complete and the Exchange Agent has received from you all necessary documentation.

6.                                      What if I do not send an Election Form or it is not received?

If the Exchange Agent does not receive a properly completed Election Form from you at or prior to the Election Deadline (together with any stock certificates representing the shares of Stewart common stock covered by your election), then you will be deemed to have made a non-election with respect to your shares of Stewart common stock. As such, you will receive the Mixed Election Consideration with respect to your shares of Stewart common stock. You bear the risk of proper and timely delivery of all the materials that you are required to submit to the Exchange Agent in order to properly make an election.

If you fail to make a valid election for any reason, you will be deemed to be a Non-Electing Stockholder and will receive the Mixed Election Consideration with respect to your shares of Stewart common stock.

7.                                      What does it mean if I receive more than one set of election materials?

You may receive additional Election Forms with respect to shares of Stewart common stock held by you in another manner or in another name, including with respect to Stewart common stock held in Stewart’s 401(k) Salary Deferral Plan. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of election materials. You must complete, sign, date and return all of the Election Forms or follow the instructions for any alternative election procedure on each Election Form you receive in order to make an election for all of the shares you own. Each Election Form you receive comes with its own return envelope; make sure you return each Election Form in the return envelope that accompanies that Election Form.

8.                                      Can I change my election after my Election Form has been submitted?

Yes. A holder of shares of Stewart common stock who has made an election may at any time prior to the Election Deadline revoke or change such election with respect to all or a portion of the Stewart common stock covered by the election by the holder who submitted the applicable Election Form, but only by written notice of revocation received by the Exchange Agent prior to the Election Deadline or by submitting a new Election Form, properly completed and signed.  If a Stewart stockholder revokes his or her election after already transmitting his or her stock certificates to the Exchange Agent, if requested in writing by that stockholder, the Exchange Agent will return those certificates to that stockholder.

9.                                      Am I guaranteed to receive what I ask for on the Election Form?

At the closing of the Mergers, each share of Stewart common stock issued and outstanding immediately prior to the closing of the Mergers (other than shares owned by Stewart, its subsidiaries, FNF or the Merger Subs and dissenting shares in respect of which appraisal rights have been properly exercised and perfected under Delaware law) will be converted into the right to receive, at your election, but subject to the proration and adjustment procedures described below and in further detail in the Registration Statement, the proxy statement/prospectus included in the Registration Statement and the Merger Agreement, either:  (i) $50.00 in cash, referred to as the Cash Election Consideration; (ii) 1.2850 shares of FNF common stock, referred to as the Stock Election Consideration; or (iii) $25.00 in cash and 0.6425 shares of FNF common stock, referred to as the Mixed Election Consideration.  Under the proration procedures, the merger consideration is subject to adjustment to the extent the Cash Election Consideration or the Stock Election Consideration is oversubscribed.  The proration procedures are designed to ensure that the total amount of cash paid, and the total number of shares of FNF common stock issued, in the Mergers to the holders of shares of Stewart common stock, in the aggregate, will equal the total amount of cash and number of shares of FNF common stock that would have been paid and issued if all shares of Stewart common stock were converted into the Mixed Election Consideration.  Under the adjustment procedures, if the combined company is required to divest assets or businesses with 2017 annual revenues in excess of $75 million in order to receive required regulatory approvals (up to a cap of $225 million of 2017 annual revenues), the merger consideration will be adjusted downwards on a sliding scale between such amounts of divestitures up to a maximum reduction of $4.50 in value in the event that businesses or assets with 2017 annual revenues of $225 million are divested, with such adjustment to consist of (i) in the case of shares of Stewart common stock with respect to which the Cash Election Consideration has been elected, a reduction of the amount of cash paid in respect of each share, (ii) in the case of shares of Stewart common stock with respect to which the Stock Election Consideration has been elected, a reduction in the number of shares of FNF common stock paid in respect of each share, and (iii) in the case of shares of Stewart common stock with respect to which the Mixed Election Consideration has been elected, a reduction in both the amount of cash and the number of shares of FNF common stock paid in respect of each share, with 50% of the aggregate value of such reduction to consist of a reduction of the cash consideration and 50% of the aggregate value of such reduction to consist of a reduction in the number of shares of FNF common stock.

With respect to the form of consideration that you will receive:

•                  If you ask for the Mixed Election Consideration in your Election Form, you will be guaranteed to receive the Mixed Election Consideration with respect to your shares of Stewart common stock.

•                  If you ask for the Stock Election Consideration or the Cash Election Consideration, your ability to receive the consideration you elected is subject to the proration procedures set forth in the Merger Agreement.  These procedures are designed to ensure that the total amount of cash paid, and the total number of shares of FNF common stock issued, in the Mergers to the holders of shares of Stewart common stock, in the aggregate, will equal the total amount of cash and number of shares of FNF common stock that would have been paid and issued if all shares of Stewart common stock were converted into the Mixed Election Consideration.

With respect to the amount of consideration that you receive, regardless of which election you choose, the amount of merger consideration that you will receive will ultimately depend on several factors, including whether either the Cash Election Consideration or the Stock Election Consideration is oversubscribed (i.e., the choices other holders of Stewart common stock have made with respect to what type of consideration they would like to receive pursuant to the Merger Agreement) and the amount of assets and businesses and the corresponding amount of 2017 annual revenues generated by such assets or businesses that are to be divested in order to receive the required regulatory approvals, as described above, in the Registration Statement, in the proxy statement/prospectus included in the Registration Statement and in the Merger Agreement.  No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration and adjustment procedures and other limitations described in the Registration Statement, proxy statement/prospectus included in the Registration Statement and in the Merger Agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. The tax consequences of the Mergers to a particular stockholder will depend on whether such stockholder elects to receive common stock, cash or a mix of common stock and cash, on whether such stockholder’s election is effective or must be changed under the proration provisions of the Merger Agreement, and on many variables which are not within Stewart’s and FNF’s control. Tax matters are very complicated, and the tax consequences of the Mergers to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

10.                               What happens if I am eligible to receive a fraction of a share of FNF common stock as part of the merger consideration?

If the aggregate number of shares of FNF common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of FNF common stock, you will receive cash in lieu of that fractional share equal to a product obtained by multiplying (i) the fractional share interest to which you otherwise would be entitled by (ii) the closing price of FNF common stock on the New York Stock Exchange on the trading day immediately preceding the effective time of Merger I.

11.                               If the Mergers are completed, how will I receive the merger consideration for my shares?

If you are the record holder of your shares of Stewart common stock, after receiving the proper documentation from you and determining the proper allocations of Cash Election Consideration and Stock Election Consideration to be paid or issued to Stewart stockholders, the Exchange Agent will forward to you a bank check for the cash to which you are entitled, less all applicable tax withholdings and, for any FNF common stock to which you are entitled, the Exchange Agent will provide you with a Continental account number, credit your account with the appropriate number of book-entry shares and mail you a Direct Registration Statement, in each case, shortly after closing. If your shares of Stewart common stock are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to submit an Election Form and how to effect the surrender of your “street name” shares in order to receive the applicable consideration for those shares. Please contact your nominee for information on how you will receive the merger consideration.  In lieu of any fractional shares of FNF common stock or warrants to which you would otherwise be entitled in connection with the Mergers, you will receive cash.  No interest will be paid or accrued on any cash amounts received as consideration in the Mergers or in lieu of any fractional shares.

12.                               What happens if I sell or transfer my shares of Stewart common stock after I have made an election?

If you are the record holder and wish to sell or transfer your shares of Stewart common stock after you have properly made an election, any further transfers of such shares made on the stock transfer books of Stewart will be deemed a revocation of your election.

13.                               What if I cannot locate my share certificate(s)?

If your certificate(s) representing shares of Stewart common stock has (have) been lost, stolen or destroyed, contact the Transfer Agent, Computershare Trust Company, N.A. at (888) 478-2392 (U.S. telephone numbers) or (201) 680-6578 (Outside U.S. Telephone numbers) for instruction prior to submitting the Election Form.

14.                               What are the tax consequences of the receipt of the merger consideration?

Based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the Mergers, it is the opinion of Davis Polk & Wardwell LLP, counsel to Stewart, that the Mergers will qualify as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986. However, the completion of the Mergers is not conditioned on the Mergers qualifying for such treatment or upon the receipt of an opinion of counsel to that effect. Assuming the Mergers qualify as a reorganization, a U.S. holder (as such term is defined in the section entitled “Summary—Material U.S. Federal Income Tax Consequences of the Mergers” of the proxy statement/prospectus) of Stewart common stock generally: (a) will not recognize gain or loss as a result of receiving solely FNF common stock as merger consideration, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of FNF common stock; (b) will recognize gain (but not loss) as a result of receiving part cash and part FNF common stock with respect to the holder’s Stewart common stock in an amount equal to the lesser of (i) any gain realized with respect to that stock and (ii) the amount of any cash received with respect to that stock; and (c) will recognize gain or loss as a result of receiving solely cash with respect to all the holder’s Stewart common stock in an amount equal to the difference between the holder’s basis in the Stewart common stock and the total amount of cash received as a result of the Mergers.

You should consult your tax advisor regarding the particular tax consequences of the exchange of shares of Stewart common stock for the merger consideration pursuant to the Mergers in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

15.                               How should I send in my signed documents and share certificates?

Your election materials may be sent to the Exchange Agent at one of the addresses provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent prior to the Election Deadline.

If delivering by U.S. mail, hand or overnight courier:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Do not send your election materials to FNF, Stewart, Innisfree M&A Incorporated in its capacity as Stewart’s Proxy Solicitor or Innisfree M&A Incorporated in its capacity as FNF’s Information Agent, because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing stockholder. Registered mail, appropriately insured, with return receipt requested, is suggested. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

16.                               Will there be any fees associated with the exchange of my shares for the merger consideration?

There will not be any fees associated with the exchange, except in certain limited circumstances, unless you need to replace lost, stolen or destroyed share certificate(s) or request a check or certificate representing shares of Stewart common stock in a name(s) other than your name.

17.                               How do I change my address on the Election Form?

Mark through any incorrect address information that is printed on the front of the Election Form. Clearly print the correct address in the area beside the printed information. If you would like to receive your payment at a different address from that imprinted on the front of the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

18.                               What do I do if I want part or all of the merger consideration paid or issued to someone else?

If checks are to be payable or shares of FNF common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in Instruction B.6 above), and any certificate(s) representing such shares must be accompanied by the appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution. Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

19.                               If I have an outstanding Stewart equity award(s), what will happen to that equity award(s) in the Mergers?

If you have an outstanding Stewart equity award, you do not need to take any action with respect to your equity award.  Each restricted share or restricted stock unit, and each performance share and performance share unit, outstanding under any Stewart stock plan which is outstanding at the effective time of Merger I will immediately vest in accordance with the Merger Agreement, be converted into the right to receive, by virtue of Merger I and without any action on the part of the holder thereof, the Mixed Election Consideration, or will be assumed and converted into a restricted stock unit relating to shares of FNF common stock.

20.                               Who do I call if I have additional questions?

You may contact Innisfree M&A Incorporated in its capacity as FNF’s Information Agent toll free at (888) 750-5834.